Exhibit 10.2

Form of Amendment to Stock Option Agreement

This Amendment to Stock Option Agreement (this “Amendment”) by and between Fiserv, Inc. (the “Company”) and option holder ( “Optionee”), is effective as of [            ], 2008.

WHEREAS, Optionee and the Company have previously entered into one or more stock option agreements (collectively, the “Option Agreements”);

WHEREAS, the Company and the Optionee desire to amend the Option Agreements to ensure that the Option Agreements comply with the exemption from Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, it is the intent of the parties that this Amendment shall apply to all Option Agreements held by Optionee which contain the provision described below.

NOW, THEREFORE, the parties agree as follows:

1.	The sentence in the Option Agreements in Section 1(a) below is hereby replaced by the sentence in Section 1(b) below.

(a)	The “Change of Control Price” shall mean the highest price per share paid in any transaction reported on the NASDAQ, or paid or offered in any bona fide transaction related to a Change of Control, at any time during the 60-day period immediately preceding the occurrence of the Change of Control, in each case as determined by the Committee.

(b)	The “Change in Control Price” shall mean the highest price per share paid in any transaction reported on the NASDAQ, or paid in any bona fide transaction related to a Change in Control, in each case as determined by the Committee.

2.	Except as aforesaid, the Option Agreements shall remain in full force and effect.